UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 22, 2021

Graco Inc.
(Exact name of registrant as specified in charter)

Minnesota	001-09249	41-0285640
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

88 – 11th Avenue Northeast
Minneapolis,	Minnesota	55413
(Address of principal executive offices)		(Zip Code)

(612)	623-6000
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GGG	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2021, the Board of Directors (the “Board”) of Graco Inc. (the “Company”) appointed David M. Lowe to the position of Chief Financial Officer and Treasurer effective June 10, 2021. Mr. Lowe will succeed Mark W. Sheahan, who, as previously announced, will become President and Chief Executive Officer effective June 10, 2021.

Mr. Lowe, 65, joined the Company in 1995. He has served as President, Worldwide Process Division since April 2020. From June 2018 to April 2020, he was President, Worldwide Industrial Products Division. From April 2012 to June 2018, he was Executive Vice President, Industrial Products Division. From February 2005 to April 2012, he was Vice President and General Manager, Industrial Products Division. He was Vice President and General Manager, European Operations from September 1999 to February 2005. Prior to becoming Vice President, Lubrication Equipment Division in December 1996, he was Treasurer.

Effective June 10, 2021, Mr. Lowe’s annual base salary will be increased to $400,000. His target payout under the Company’s Incentive Bonus Plan will remain unchanged, although his performance targets for the portion of the annual performance period beginning July 1, 2021, and ending December 31, 2021, will change from a combination of divisional and corporate measures to entirely corporate measures.

On April 22, 2021, the Management Organization and Compensation Committee (“MOCC”) of the Board increased Mr. Sheahan’s annual base salary to $875,000 effective June 10, 2021. For the portion of the annual performance period under the Company’s Incentive Bonus Plan beginning July 1, 2021, and ending December 31, 2021, Mr. Sheahan’s target payout will be increased to 100% of his base salary and his maximum payout will be increased to 150% of his base salary.

In addition, on April 22, 2021, the MOCC approved a revised form of Key Employee Agreement for executive officers, following a review of market data provided by the MOCC’s independent compensation consultant. The structure and economic terms of the benefits provided thereunder are substantially the same as under the Company’s current Key Employee Agreements that provide severance benefits in the event of certain qualifying terminations of employment, including enhanced severance benefits if a qualifying termination occurs within two years following a change in control; however, the revised form replaces executives’ right to an excise tax gross-up with a “best of net” provision to address any potential parachute payments subject to Section 280G of the Internal Revenue Code. The revised form agreement includes other changes to conform to current market terms, including modifying the “good reason” resignation determination process to include 30-day notice and cure periods, continuing the executives’ obligations under the restrictive covenants for a specified period following a qualifying termination after a change in control, and limiting the benefits continuation period to no more than 18 months following any qualifying termination to align with the maximum COBRA continuation period. The new form of Key Employee Agreement will be offered to Mr. Sheahan in connection with his appointment as President and Chief Executive Officer and to Mr. Lowe in connection with his appointment as Chief Financial Officer and Treasurer. The revised form agreement will also be offered to any person appointed an executive officer hereafter and current executive officers with Key Employee Agreements will be offered the new form agreement no later than the date on which their current agreements expire.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits

10.1     Key Employee Agreement. Form of agreement to be offered to the Company’s incoming CEO and CFO, all persons hired or promoted to be executive officers of the Company after April 22, 2021,

and to each current executive officer with a Key Employee Agreement no later than the date on which their current agreements expire.

99.1     Press Release dated April 27, 2021.

104     Cover Page Interactive Data File (included within the Inline XBRL document).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRACO INC.

Date:	April 27, 2021	By:	/s/ Karen Park Gallivan
Karen Park Gallivan
Its: Executive Vice President, General Counsel and Corporate Secretary